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                                  HARTFORD LIFE




December 16, 1997                           PAULINE GYLLENHAMMER, ASA, MAAA
                                            Actuarial Associate

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Dear Sir:

This opinion is furnished in connection with the Form S-6 Registration Statement under the Securities Act of 1933, as amended ("Securities Act"), of a certain group flexible premium variable life insurance policy (the "Policy") that will be offered and sold by ITT Hartford Life and Annuity Insurance Company and certain units of interest to be issued in connection with the Policy.

The hypothetical illustrations of the Policy used in the Form S-6 Registration Statement accurately reflect reasonable estimates of projected performance of the Policy under the stipulated rates of investment return, the contractual expense deductions and guaranteed cost-of-insurance rates, and utilizing a reasonable estimation for expected fund operating expenses.

I hereby consent to the use of this opinion as an exhibit to the Form S-6 Registration Statement and to the reference to my name under the heading "Experts" in the Prospectus included as part of such Form S-6 Registration Statement.

Very truly yours,

/s/ Pauline Gyllenhammer

Pauline Gyllenhammer

                                   Hartford Life
                                   200 Hopmeadow Street
                                   Simsbury, CT 06089

                                   860 525-8555

                                   Mailing Address: P.O. Box 2999
                                   Hartford, CT 06104-2999